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                                                                    EXHIBIT 3.28



Office translation from Finnish

ARTICLES OF ASSOCIATION

HERBALIFE INTERNATIONAL FINLAND OY

1 Section   The name of the company is Herbalife International Finland Oy and its domicile is Helsinki.

2 Section   The purpose of the company is to import and export, distribute and market food products, beverages, weight loss and weight management products, health and nutritional supplements, skin and hair products, cosmetics, and other types of products of similar kind and other activities related thereto and to provide consultation and other services connected to the above. The company may also own, rent and lease real property, and own shares and other bond securities.

3 Section   The minimum share capital is one hundred thousand Finnish markkas
            (FIM 100.000) and the maximum share capital is four hundred thousand
            Finnish markkas (FIM 400.000) within which limits the share capital can be increased or decreased without amending the articles of association.

            The nominal value of the shares is one hundred Finnish markkas (FDA
            100).

4 Section   The Board of Directors of the company consists of at least one (1), but not more than six (6) members, who shall be elected at the annual shareholders' meeting for a term of office expiring on the closing of the first annual shareholders' meeting following their election. If less than three ordinary members are elected, at least one deputy member shall be elected.

            The Board of Directors forms a quorum when more than half of its members are present.

            The Board of Directors may take decisions in writing without convening provided that all members of the Board agree on the decision and sign it.

5 Section   The company can have a Managing Director, who is appointed by the
            Board of Directors.

6 Section   The company name may be signed by the Managing Director and a member of the Board both alone.

            The Board of Directors decides on giving the authority to sign for the company and on granting procura proxies.

7 Section   The fiscal year of the company is a calendar year.
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8 Section   The annual shareholders' meeting shall be held annually by the end of June.

9 Section   The company shall have one (1) auditor, who must be a public certified auditing firm. The auditor holds office until the end of the next annual shareholders' meeting.

10 Section  Shareholders' meetings shall be convened by registered mail which must be sent not later than ten days before the meeting to the addresses provided by the shareholders to the Board of Directors.

            Other information to the shareholders shall be posted by registered mail.

11 Section  At the annual meeting of shareholders it shall be:

presented
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1.    the closing of the books including the balance sheet, profit and loss statement and the annual report;

2.    the auditors' report;

3. an explanation of the Board of Directors to the possible remarks made by the auditor;

decided
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4.    on the confirmation of the profit and loss statement, measures caused by the profit or loss according to the confirmed balance sheet and payment of dividends;

5. on granting discharge for the members of the Board of Directors and the Managing Director;

6.    on the fees for the Board of Directors and the auditors;

7.    on the number of members of the Board of Directors;

elected
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8.    the members of the Board of Directors, possible deputy members of the
      Board of Directors and the auditor;

handled
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9.    other items presented on the call to the meeting.



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